                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           ADS ACQUISITION COMPANY LLC

                           ADS PARENT ACQUISITION LLC

                                       AND

                          ATLANTIC DATA SERVICES, INC.

                                  JULY 21, 2003





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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I  THE MERGER........................................................  1
   SECTION 1.1  The Merger...................................................  2
   SECTION 1.2  Effects of the Merger........................................  2
   SECTION 1.3  Articles of Organization; By-Laws............................  2
   SECTION 1.4  Directors and Officers.......................................  2
   SECTION 1.5  Name, Purpose and Capitalization of Surviving
                Corporation..................................................  2
   SECTION 1.6  Closing......................................................  3

ARTICLE II  EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY
AND ACQUISITION LLC; EXCHANGE OF SHARES......................................  3
   SECTION 2.1  Effect on Capital Stock......................................  3
   SECTION 2.2  Payment for Shares...........................................  4
   SECTION 2.3  Stock Transfer Books.........................................  6
   SECTION 2.4  Stock Options................................................  6
   SECTION 2.5  Dissenting Shares............................................  7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................  8
   SECTION 3.1  Organization; Subsidiaries...................................  8
   SECTION 3.2  Company Capitalization.......................................  9
   SECTION 3.3  Obligations With Respect to Capital Stock....................  9
   SECTION 3.4  Authority; Non-Contravention................................. 10
   SECTION 3.5  SEC Filings; Company Financial Statements.................... 12
   SECTION 3.6  Brokers' and Finders' Fees................................... 12
   SECTION 3.7  Disclosure................................................... 13
   SECTION 3.8  Fairness Opinion............................................. 13
   SECTION 3.9  Board Recommendation......................................... 13

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUISITION LLC................ 14
   SECTION 4.1  Organization, Standing and Power............................. 14
   SECTION 4.2  Authority; Non-Contravention................................. 14
   SECTION 4.3  Disclosure................................................... 15
   SECTION 4.4  Brokers' and Finders' Fees................................... 16

ARTICLE V  CONDUCT PRIOR TO THE EFFECTIVE TIME............................... 16
   SECTION 5.1  Conduct of Business by the Company........................... 16

ARTICLE VI  ADDITIONAL AGREEMENTS............................................ 17
   SECTION 6.1  Proxy Statement; Stockholder Approval 17
   SECTION 6.2  No Solicitation.............................................. 19
   SECTION 6.3  Access to Information........................................ 21
   SECTION 6.4  Public Disclosure............................................ 22
   SECTION 6.5  Reasonable Efforts; Notification............................. 22
   SECTION 6.6  Indemnification.............................................. 23
   SECTION 6.7  Takeover Statutes; Rights Plan............................... 24
   SECTION 6.8  Termination of Plans......................................... 24
   SECTION 6.9  Transfer Tax................................................. 24

ARTICLE VII  CONDITIONS TO THE MERGER........................................ 25
   SECTION 7.1  Conditions to Obligations of Each Party to Effect
                the Merger................................................... 25
   SECTION 7.2  Conditions to Obligations of the Company to Effect
                the Merger................................................... 25



                                       2
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   SECTION 7.3  Conditions to Obligations of Acquisition LLC to
                Effect the Merger............................................ 26

ARTICLE VIII  TERMINATION.................................................... 27
   SECTION 8.1  Termination.................................................. 27
   SECTION 8.2  Effect of Termination........................................ 29
   SECTION 8.3  Fees and Expenses............................................ 29
   SECTION 8.4  Termination Fee.............................................. 29

ARTICLE IX  GENERAL PROVISIONS............................................... 29
   SECTION 9.1. Effectiveness of Representations, Warranties
                and Agreements............................................... 29
   SECTION 9.2. Notices...................................................... 30
   SECTION 9.3. Amendment.................................................... 31
   SECTION 9.4. aiver........................................................ 31
   SECTION 9.5  Interpretation; Certain Defined Terms........................ 32
   SECTION 9.6  Counterparts................................................. 33
   SECTION 9.7  Entire Agreement; Third Party Beneficiaries.................. 33
   SECTION 9.8  Severability................................................. 33
   SECTION 9.9  Other Remedies; Specific Performance......................... 33
   SECTION 9.10 Governing Law................................................ 33
   SECTION 9.11 Rules of Construction........................................ 33
   SECTION 9.12 Assignment................................................... 34


Schedule A: Principal Shares
Exhibit A: Voting Agreement
Exhibit 1.1: Merger Documents
Exhibit 1.3(a): Amended Articles of Organization
Exhibit 1.3(b): Amended By-Laws
Exhibit 7.3(e): Material Licenses, Permits, Etc.



                                       3
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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 21, 2003, by and among ADS Parent Acquisition LLC, a Massachusetts limited liability company ("Parent LLC"), ADS Acquisition Company LLC, a Massachusetts limited liability company ("Acquisition LLC"), and Atlantic Data Services, Inc., a Massachusetts corporation (the "Company").

         WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Independent Committee thereof (the "Independent Committee"), and the Board of Managers of Acquisition LLC have determined that, upon the terms and subject to the conditions set forth herein, a merger (the "Merger") of Acquisition LLC with and into the Company is advisable and in the best interests of the shareholders of the Company and the members of Acquisition LLC, respectively, and accordingly have agreed to effect the Merger;

         WHEREAS, Acquisition LLC is a newly formed limited liability company which, in turn, is a wholly-owned subsidiary of Parent LLC, both of which have been organized at the direction of Robert W. Howe, William H. Gallagher, Lee M. Kennedy and General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. (the "Principals");

         WHEREAS, as of the date of this Agreement, the Principals collectively beneficially own approximately 65% of the outstanding capital stock of the Company;

         WHEREAS, as of the date of this Agreement, the Principals and the Company are entering into a voting agreement in substantially the form attached hereto as Exhibit A; and

         WHEREAS, the Company, Parent LLC and Acquisition LLC desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, and in accordance with the Massachusetts Business Corporation Law, Chapter 156B of the Massachusetts General Laws (the "MBCL") and the Massachusetts Limited Liability Company Act, Chapter 156C of the Massachusetts General Laws (the "LLC Act"), at the Effective Time (as hereinafter defined) Acquisition LLC will be merged with and into the Company (the "Merger"), the separate corporate existence of Acquisition LLC shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Articles of Merger and any other appropriate documents prepared and executed in accordance with Section 83A of the MBCL and Section 59 of the LLC Act and otherwise as required by applicable law (collectively, the "Merger Documents"), substantially in the form attached as


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                      Agreement and Plan of Merger - Page 2

EXHIBIT 1.1, will be duly prepared, executed and acknowledged by Company and Acquisition LLC and thereafter delivered to the Secretary of State of The Commonwealth of Massachusetts for filing in accordance with the MBCL and the LLC Act contemporaneously with the Closing (as defined below). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of The Commonwealth of Massachusetts, or at such other time specified in the Articles of Merger as Acquisition LLC and the Company shall agree (the time such Merger becomes effective being referred to herein as the "Effective Time").

         SECTION 1.2 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCL and the LLC Act. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers, immunities and franchises of the Company, and shall be subject to all debts, liabilities and duties of the Company.

         SECTION 1.3  Articles of Organization; By-Laws.

         (a) At the Effective Time, the Articles of Organization of the Company shall be amended in the form set forth in Exhibit 1.3(a), and such Articles of Organization, as so amended (the "Amended Articles of Organization"), shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided therein or in accordance with applicable law.

         (b) At the Effective Time, the By-Laws of the Company shall be amended in the form set forth in Exhibit 1.3(b), and such By-Laws, as so amended (the "Amended By-Laws"), shall be the By-Laws of the Surviving Corporation until thereafter amended as provided therein or in accordance with applicable law.

         SECTION 1.4 Directors and Officers. Subject to the provisions of
Section 7.3(g) below, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, each to hold office in accordance with the Amended Articles of Organization and the Amended By-Laws following the Merger, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation following the Merger, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

         SECTION 1.5 Name, Purpose and Capitalization of Surviving Corporation.
(a) The name of the Surviving Corporation, as set forth in the Amended Articles of Organization, shall be "Atlantic Data Services, Inc."

         (b) The purpose of the Surviving Corporation shall be as set forth in Article II of the Amended Articles of Organization.

         (c) As set forth in the Amended Articles of Organization, the Surviving Corporation shall be authorized to issue 2,000,000 shares of special common stock, $.001 par value per share. A description of the preferences, voting powers, qualifications, and special or relative rights or privileges of each class of the Surviving Corporation's capital stock is set forth in the Amended Articles of Organization.


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                      Agreement and Plan of Merger - Page 3

         SECTION 1.6 Closing. The closing of the Merger will take place as soon as practicable (but no more than two business days) after satisfaction or waiver (to the extent permitted by this Agreement and applicable law) of the conditions set forth in Article VII of this Agreement (the "Closing Date"), at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, High Street Tower, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

                                   ARTICLE II

                   EFFECTS OF THE MERGER ON THE CAPITAL STOCK
             OF THE COMPANY AND ACQUISITION LLC; EXCHANGE OF SHARES

         SECTION 2.1 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition LLC or any security holder of the Company, including any holder of shares of common stock, $.01 par value per share, of the Company ("Common Stock"):

         (a) Common Stock. Each share of the Company's Common Stock issued and outstanding immediately prior to the Effective Time, other than (i) shares of Common Stock held by the Principals or the Parent LLC as contemplated by
Section 2.1(b), (ii) any shares of Common Stock to be canceled pursuant to
Section 2.1(c) and (iii) the Dissenting Shares (as defined in Section 2.5 below) (the "Publicly-Held Shares"), shall be canceled and extinguished and automatically converted into the right to receive $3.25 in cash, subject to equitable adjustment for any stock split, stock dividend, consolidation or similar event affecting the Common Stock that may occur prior to the Effective Time (the "Per Share Merger Consideration"). The aggregate cash payable upon the conversion of the Publicly-Held Shares pursuant to this Section 2.1(a) is referred to as the "Merger Consideration." As of the Effective Time, all such Publicly-Held Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Publicly-Held Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration for each such share upon surrender of such certificate in accordance with
Section 2.2, without interest.

         (b) Principal Shares. The shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and listed opposite the respective names on Schedule A hereto under the column entitled "Principal Shares" (the "Principal Shares") shall not be canceled or extinguished, shall not be converted into the right to receive any portion of the Merger Consideration and shall remain issued and outstanding shares of the Surviving Corporation following the Effective Time, subject to any reclassifications or adjustments with respect thereto pursuant to the Amended Articles of Organization. The Principals may, at any time prior to the Effective Time, contribute all or a part of the Principal Shares held by them to the Parent LLC.

         (c) Cancellation of Company-Owned Stock. Each share of Common Stock held by the Company (or any of its subsidiaries) immediately prior to the Effective Time, if any, shall be


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                      Agreement and Plan of Merger - Page 4


canceled and extinguished and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

         (d) Options; Warrants. All options and warrants to purchase Common Stock outstanding immediately prior to the Effective Time, whether (i) under the Company's 1992 Incentive Stock Option Plan and Amended and Restated 1997 Stock Plan (collectively, the "Company Stock Option Plans") or option agreements, (ii) pursuant to outstanding warrants or (iii) otherwise, shall be treated in accordance with Section 2.4 of this Agreement.

         (e) Interests of Acquisition LLC. Each issued and outstanding equity interest in Acquisition LLC immediately prior to the Effective Time shall be automatically canceled and extinguished and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

         SECTION 2.2  Payment for Shares.

         (a) Paying Agent. Prior to the Effective Time, Acquisition LLC shall select a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing the Publicly-Held Shares. The Surviving Corporation shall take all steps necessary immediately following the Effective Time to deposit with the Paying Agent in a separate fund established for the benefit of the holders of the Publicly-Held Shares immediately available funds in an amount necessary to pay for the Publicly-Held Shares which are being converted into the right to receive the Merger Consideration in accordance with Section 2.1 (the "Payment Fund"). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Publicly-Held Shares shall be entitled under Section 2.1, the Surviving Corporation shall promptly deposit in trust additional immediately available funds with the Paying Agent sufficient to make all required payments of the Merger Consideration, and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement

         (b) Payment Procedures. As soon as reasonably practicable after the Effective Time (but, in any event, within five (5) business days thereafter), the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which, immediately prior to the Effective Time, evidenced outstanding shares of Common Stock (other than the Principal Shares or the Dissenting Shares) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates representing Publicly-Held Shares shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required by the Paying Agent, the holder of such Certificate shall be paid in cash an amount equal to the product of (x) the number of shares of Common Stock represented by such Certificate and (y) the Per Share Merger Consideration, subject to any required withholding in accordance with Section 2.2(f), and the


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                      Agreement and Plan of Merger - Page 5

Certificate so surrendered shall forthwith be canceled. The Surviving Corporation shall instruct the Paying Agent to make the payment of the Merger Consideration within five (5) business days of the receipt of a Certificate. Absolutely no interest shall be paid or accrued on the portion of the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration to a person other than the registered holder of the surrendered Certificate or shall have established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2(b), each Certificate representing Publicly-Held Shares shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Per Share Merger Consideration as contemplated in Section 2.1.

         (c) Investment of Payment Fund; Interest. The Paying Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall inure to the benefit of and be paid to the Surviving Corporation.

         (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to holders of Common Stock after 180 days from the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Common Stock who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the portion of the Merger Consideration to which they are entitled.

         (e)      No Liability. None of the Company, the Surviving Corporation

or the Paying Agent shall be liable to any holder of shares of Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         (f) Withholding Rights. The Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the

                      Agreement and Plan of Merger - Page 6


holder of the shares of Common Stock in respect of which such deduction and withholding was made.

         (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which the shares of Common Stock represented by such Certificates were converted; provided, however, that the Company or the Surviving Corporation, as the case may be, may, in its discretion and as a condition precedent to the issuance of any such Merger Consideration, require the holder of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         (h) Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange for cash of shares of Common Stock under this Agreement.

         SECTION 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Common Stock that were outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares theretofore represented by such Certificates.

         SECTION 2.4 Stock Options; Warrants. (a) At the Effective Time (but subject to the next sentence), each holder of a then outstanding Company Option (as defined in Section 3.2), shall, in settlement thereof, receive from the Surviving Corporation for each share subject to such Company Option which is vested and exercisable as of the Effective Time an amount (subject to applicable withholding taxes) in cash equal to the difference between the Per Share Merger Consideration and the per share exercise price of such Company Option, to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Company Options that are entitled to receive Option Consideration shall be terminated and canceled upon receipt of the Option Consideration. The surrender of a Company Option to the Surviving Corporation in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Option. All Company Options outstanding immediately prior to the Effective Time which are not vested and exercisable, or which are vested and exercisable but where the difference between the Per Share Merger Consideration and the per share exercise price of such Company Options is not a positive number at the Effective Time, shall be terminated and canceled and shall no longer represent the right to acquire Common Stock or

                      Agreement and Plan of Merger - Page 7


other capital stock of the Surviving Corporation as of the Effective Time. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Company Options under the Company Stock Option Plans and use its reasonable best efforts to take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.4. The Company shall use its reasonable best efforts to ensure that (i) all Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall be canceled as of the Effective Time, and (ii) following the Effective Time no participant in any Company Stock Option Plan or any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall have the right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

         (b) At the Effective Time, each holder of a then outstanding Company Warrant (as defined in Section 3.2), shall have the right to receive, in lieu of the Common Stock for which such Warrant by its terms is exercisable immediately before the Merger (the "Warrant Shares"), on the same terms and conditions (including exercise price) as contained in such Company Warrant, an amount in cash equal to the difference between the Per Share Merger Consideration and the exercise price of such Company Warrant, to the extent such difference is a positive number, multiplied by the number of Warrant Shares such Company Warrant would have been exercisable for immediately prior to the Effective Time (the aggregate amount payable to all holders of Company Warrants under this Section 2.4(b) being referred to herein as the "Warrant Consideration"). Upon receipt of the Warrant Consideration, the Company Warrants shall be canceled; provided, that each holder of a Company Warrant shall not be entitled to any Warrant Consideration unless and until such holder shall have signed an agreement reasonably acceptable to the Surviving Corporation agreeing to such termination. The surrender of a Company Warrant to the Surviving Corporation in exchange for the Warrant Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Warrant. The Company shall use its reasonable best efforts to ensure that following the Effective Time no holder of a Company Warrant shall have any right thereunder to acquire securities of the Company, the Surviving Corporation or any subsidiary thereof.

         SECTION 2.5 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time which are held by any stockholder who shall have not voted in favor of the Merger or consented thereto in writing shall not be converted into or represent the right to receive the Merger Consideration; provided, that any such stockholder shall have demanded appraisal for such shares (collectively, the "Dissenting Shares") in writing to the Company by following the procedures set forth in Sections 85 through 98 of the MBCL (the "Statutory Appraisal Provisions"). Although the Statutory Appraisal Provisions do not apply to a merger between a Massachusetts corporation and a Massachusetts limited liability company as a technical matter, the parties intend to confer upon the holders of Dissenting Shares the rights and remedies under the Statutory Appraisal Provisions on the same basis as if the Merger were between two Massachusetts corporations. Accordingly, the Statutory Appraisal Provisions are hereby incorporated by this reference and the provisions of this
Section 2.5 are irrevocable and

                      Agreement and Plan of Merger - Page 8

not subject to termination, modification or amendment. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the procedures set forth in the Statutory Appraisal Provisions, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock in accordance with the procedures set forth in the Statutory Appraisal Provisions shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Merger Consideration upon surrender in the manner provided in Section 2.2 of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Common Stock. The Company shall give Acquisition LLC (i) prompt notice of any demands for appraisal of shares of Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Acquisition LLC, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Acquisition LLC that, except as set forth in the reports, schedules, forms, statements and other documents filed by the Company with the Securities and Exchange Commission ("SEC") and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in the written disclosure schedule delivered by the Company to Acquisition LLC (the "Company Disclosure Schedule"):

         SECTION 3.1  Organization; Subsidiaries.

         (a) The Company and each of its subsidiaries identified in Section 3.1(a) of the Company Disclosure Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined in Section 9.5) on the Company. Section 3.1(a) of the Company Disclosure Schedule indicates the jurisdiction of organization of each subsidiary of the Company and the Company's direct or indirect equity interest therein. True and correct copies of the Articles of Organization and By-Laws of the Company and copies of similar governing instruments of each of its subsidiaries (collectively, the "Company Charter Documents") have been delivered to Acquisition LLC and each such instrument is in full force and effect.

         (b) Except as set forth on Section 3.1(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any

                      Agreement and Plan of Merger - Page 9

nature in, any other corporation, partnership, joint venture arrangement or other business entity, except for passive investments in equity interests of public companies as part of the cash management program of the Company.

         SECTION 3.2  Company Capitalization.

         (a)      The authorized capital stock of the Company consists solely of
(i) 60,000,000 shares of Common Stock, par value $0.01 per share, of which there are 13,136,124 shares issued and outstanding as of the date hereof and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are issued and outstanding as of the date hereof.

         (b) As of the date hereof, 1,548,250 shares of Common Stock are subject to issuance pursuant to outstanding options to purchase Common Stock under the Company Stock Option Plans (collectively, the "Company Options").
Section 3.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the date on which installments of such Company Option become exercisable; and (vi) the date on which such Company Option expires. As of the date hereof, 300,000 shares of Common Stock are subject to issuance pursuant to outstanding warrants to purchase Common Stock (the "Company Warrants"). Section 3.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (v) the name of the warrant holder; (w) the number of shares of Common Stock subject to such Company Warrant; (x) the purchase price of such shares of Common Stock subject to such Company Warrant; (y) the date on which such Company Warrant was granted or assumed; and (z) the date on which such Company Warrant expires.

         (c) All outstanding shares of Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of the Company Options or purchased pursuant to the Company Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Organization or By-Laws of the Company or any agreement or document to which the Company is a party or by which it is bound. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company which require consent for the Company to perform its obligations under any actions contemplated by this Agreement or which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

         SECTION 3.3  Obligations With Respect to Capital Stock.

         (a) Except as set forth in Section 3.2 hereof, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding, in any such case issued

                     Agreement and Plan of Merger - Page 10


by the Company. The Company owns all of the securities of its subsidiaries identified in Section 3.1 of the Company Disclosure Schedule, free and clear of all Encumbrances (as defined below) except for Permitted Encumbrances (as defined below), and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding, in any such case issued by any such subsidiary. For purposes of this Agreement, "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security (except under Federal and state securities laws) or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of this Agreement, "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which the Company is not otherwise subject to civil or criminal liability due to its existence: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than thirty (30) days and (ii) are not in excess of $5,000 in the case of a single property or $10,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

         (b) Except pursuant to the Company Options and the Company Warrants there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

         SECTION 3.4  Authority; Non-Contravention.

         (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to the consummation of the Merger, to the Company Stockholder Approval (as defined below), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the

                     Agreement and Plan of Merger - Page 11


transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to the consummation of the Merger, only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders (the "Company Stockholder Approval") pursuant to the MBCL and the filing of the Articles of Merger pursuant to the MBCL and the LLC Act. The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is sufficient for the Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by the other parties thereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

         (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment, injunction or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) except as set forth in
Section 3.4(b) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, amendments, accelerations, cancellations or Encumbrances or rights which would not have a Material Adverse Effect on the Company.

         (c) No action by or in respect of, or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity") or other person, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and any other applicable securities laws, whether state or foreign and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained would not have a Material Adverse Effect on the Company or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

                     Agreement and Plan of Merger - Page 12


         SECTION 3.5  SEC Filings; Company Financial Statements.

         (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since May 21, 1998 under
Section 13(a) or Section 15(d) of the Exchange Act. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of the Company's subsidiaries is required to file any forms, reports or other documents under
Section 13(a) or Section 15(d) of the Exchange Act.

         (b) (i) Each of the consolidated financial statements of the Company (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing such SEC Reports, (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") as in effect on the date of filing such SEC Reports applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Forms 10-Q, 8-K or any successor forms under the Exchange Act) and (iii) fairly presented, in all material respects, the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

         (ii) The consolidated balance sheet of the Company contained in the Company SEC Reports as of March 31, 2003 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials or in the Company SEC Reports filed, in each case, prior to the date hereof, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which would have a Material Adverse Effect on the Company except (i) for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement and
(iii) liabilities, commitments and contingencies not required to be included therein under GAAP or that are reflected on the Company Disclosure Schedule.

         SECTION 3.6 Brokers' and Finders' Fees. Based upon arrangements made by or on behalf of the Company by the Independent Committee, neither the Company nor any of its subsidiaries has entered into any contract, arrangement or understanding with any person which

                     Agreement and Plan of Merger - Page 13



may result in the obligation of the Company, any of its subsidiaries, Acquisition LLC or the Surviving Corporation to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with this Agreement or the consummation of the transactions contemplated hereby, except that the Independent Committee has retained Adams, Harkness & Hill ("AH&H") as its financial advisor pursuant to an engagement letter dated May 28, 2003, a copy of which has been provided to Acquisition LLC.

         SECTION 3.7 Disclosure. The proxy statement or information statement relating to the Company Stockholders' Meeting (such proxy statement or information statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement") will not, at the respective times filed with the SEC, stock exchange or any other regulatory agency, on the date mailed to the holders of Common Stock and at the time of the Company Stockholders' Meeting (as defined in Section 6.1) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or its subsidiaries or representatives for inclusion or incorporation by reference in the Statement on Schedule 13E-3 to be filed with the SEC by Acquisition LLC and the Company concurrently with the filing of the Proxy Statement (such Statement, as amended or supplemented, is herein referred to as the "Schedule 13E-3") will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its subsidiaries, affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement or an amendment or supplement to or the Schedule 13E-3, the Company shall promptly file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to Acquisition LLC and its outside counsel. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or to be made or to be incorporated by reference in any of the foregoing documents based on information supplied by Acquisition LLC or any of its representatives expressly for inclusion or incorporation by reference therein.

         SECTION 3.8 Fairness Opinion. As of the date hereof, the Independent Committee has received the opinion of AH&H, financial advisor to the Independent Committee, dated the date hereof to the effect that, as of the date thereof and subject to the qualifications and limitations stated therein, the Merger Consideration to be received by the holders of Common Stock (other than the Principals and holders of Dissenting Shares) in the Merger is fair from a financial point of view to such holders of Common Stock (the "Fairness Opinion"). The Independent Committee has furnished an accurate, complete and signed copy of such Fairness Opinion to Acquisition LLC and its outside counsel.

         SECTION 3.9 Board Recommendation. As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held on July 21, 2003, acting upon the

                     Agreement and Plan of Merger - Page 14


recommendation of the Independent Committee, has by unanimous vote, (i) approved the Merger and this Agreement, (ii) determined that this Agreement is advisable and is fair to and in the best interests of the shareholders of the Company and
(iii) subject to the terms of the Merger and this Agreement, resolved to recommend that the holders of the Common Stock adopt this Agreement and approve the Merger.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF ACQUISITION LLC

         Parent LLC and Acquisition LLC each represents and warrants, severally but not jointly, to the Company that:

         SECTION 4.1 Organization, Standing and Power. It is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. All membership interests of Acquisition LLC are held by Parent LLC, and all of the membership interests of Parent LLC are held by the Principals and/or their affiliates.

         SECTION 4.2 Authority; Non-Contravention.

         (a) It has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of each of Acquisition LLC and Parent LLC, as the case may be. This Agreement has been duly executed and delivered by each of Acquisition LLC and Parent LLC, as the case may be, and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of each of them enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

         (b) No vote of the members or the managers of either Acquisition LLC or Parent LLC, as the case may be, is necessary to approve this Agreement and the transactions contemplated hereby other than those obtained by them as of the date hereof.

         (c) The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby by Acquisition LLC or Parent LLC, as the case may be, will not (i) conflict with or violate the Certificate of Organization, operating agreement or other organizational documents of Acquisition LLC or Parent LLC, as the case may be, (ii) subject to compliance with the requirements set forth in Section 4.2(c), conflict with or violate any law, rule, regulation, order, judgment, injunction or decree applicable to Acquisition LLC or Parent LLC, as the case may be, or by which Acquisition LLC or Parent LLC, as the case may be, is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Acquisition LLC or Parent LLC, as the case may be, or alter the rights or obligations of any third party under,

                     Agreement and Plan of Merger - Page 15


or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Acquisition LLC or Parent LLC, as the case may be, pursuant to any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Acquisition LLC or Parent LLC, as the case may be, is a party or by which it is bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, amendments, accelerations, cancellations or Encumbrances or rights which would not have a Material Adverse Effect on Acquisition LLC or Parent LLC, respectively.

         (d) No action by or in respect of, or filing with any Governmental Entity or other person, is required to be obtained or made by Acquisition LLC or Parent LLC, as the case may be, in connection with the execution and delivery of this Agreement or the consummation by Acquisition LLC or Parent LLC, as the case may be, of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts, (ii) compliance with any applicable requirements of the Exchange Act, and any other applicable state and federal securities laws, whether domestic or foreign, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Acquisition LLC or Parent LLC, respectively, or have a material adverse effect on the ability of Acquisition LLC or Parent LLC, as the case may be, to consummate the transactions contemplated by this Agreement.

         SECTION 4.3 Disclosure. Acquisition LLC, Parent LLC and the Principals have delivered to the Company all information reasonably requested by the Company for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3. None of the information supplied, or to be supplied, by Acquisition LLC, Parent LLC or the Principals to the Company for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 to be filed by the Company with the SEC and to be sent to the shareholders of the Company in connection with the Company Stockholders' Meeting will, at the time it is sent to the shareholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. With the exception of information supplied by the Company for inclusion in the Schedule 13E-3, the Schedule 13E-3 will not, at the time it is first filed with the SEC, and at any time it is amended or supplemented and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The
Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by Acquisition LLC or Parent LLC with respect to statements made or to be made or to be incorporated by reference in the Schedule 13E-3 based on information supplied by the Company expressly for inclusion or incorporation by reference therein.

                     Agreement and Plan of Merger - Page 16


         SECTION 4.4 Brokers' and Finders' Fees. Neither Acquisition LLC nor Parent LLC has incurred, nor will either of them incur, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         SECTION 5.1 Conduct of Business by the Company.

         (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except as permitted by the terms of this Agreement or as set forth in Section
5.1 of the Company Disclosure Schedule or to the extent that Acquisition LLC shall otherwise consent in writing, carry on its business in the ordinary course consistent with past practice, and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

         (b) In addition, except as permitted by the terms of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, without the prior written consent of Acquisition LLC during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do and shall not permit any of its subsidiaries to do any of the following:

                  (i) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock of the Company or any subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock of the Company or any subsidiary;

                  (iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

                  (iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of

                     Agreement and Plan of Merger - Page 17

         any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Common Stock pursuant to the exercise of outstanding Company Options or Company Warrants, and (ii) pursuant to grants of Company Options to newly hired employees in the ordinary course of business consistent with past practice and in accordance with the terms and conditions of the Company Option Plan pursuant to which such Company Option was granted;

                  (v) Cause or permit any amendments to the Company Charter Documents;

                  (vi) Acquire or agree to acquire by merging or consolidating with, or, by purchasing any equity interest in or a portion of the assets (outside the ordinary course of business) of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or enter into any material joint ventures, partnerships, strategic relationships or alliances;

                  (vii) Sell, lease, license, encumber or otherwise dispose of any material properties or all or substantially all of the assets of the Company or of any subsidiary other than sales, leases, licenses, or encumbrances of assets or properties in the ordinary course of business consistent with past practice;

                  (viii) Adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (except as contemplated by this Agreement);

                  (ix) Amend any term of any outstanding security of the Company or any of its subsidiaries;

                  (x) Take any action that would materially delay the consummation of the transactions contemplated hereby or make any of the representations and warranties untrue or incorrect in any material respect; or

                  (xi) Agree in writing or otherwise to take (or permit any of its subsidiaries to agree in writing or otherwise to take) any of the actions described in Section 5.1 (i) through (x) above.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.1 Proxy Statement; Stockholder Approval. (a) The Company shall, as soon as practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form (provided that Acquisition LLC and its counsel shall be given opportunity to review and comment on the Proxy Statement prior to its filing with the SEC), and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto; provided, that Acquisition LLC shall cooperate and promptly provide any information about Acquisition LLC to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. The Company shall

                     Agreement and Plan of Merger - Page 18


notify Acquisition LLC promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Acquisition LLC with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to the date of the Company Stockholders' Meeting (as hereinafter defined) there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement; provided, that the Company shall give Acquisition LLC and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC; provided, further that if there should occur any event to Acquisition LLC that should be set forth in an amendment or supplement to the Proxy Statement, Acquisition LLC shall promptly notify Company of such event and cooperate and promptly provide any information reasonably required to be included in such amendment or supplement. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file with the SEC the definitive Proxy Statement and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon thereafter as practicable. The Company shall cause the Proxy Statement to be mailed to record holders of Common Stock as promptly as practicable after clearance by the SEC.

         (b) Notwithstanding the foregoing, (i) subject to Section 6.2(a), the Proxy Statement shall contain the recommendation of the Company's Board of Directors, acting upon the recommendation of the Independent Committee, that the shareholders of the Company vote to adopt and approve this Agreement, the Merger and the transactions contemplated hereby and (ii) if there shall have been publicly announced an alternative Acquisition Proposal (as hereinafter defined) and if requested to do so by Acquisition LLC at any time prior to the Company Stockholders' Meeting, the Company's Board of Directors, acting upon the recommendation of the Independent Committee, shall within a reasonable period of time following such request but consistent with the discharge of its fiduciary duties (and prior to the Company Stockholders' Meeting) publicly reaffirm such recommendation and/or shall publicly announce that it is not recommending that the shareholders of the Company accept an alternative Acquisition Proposal, unless the Company's Board of Directors or the Independent Committee, as the case may be, determines in good faith and has been advised by its outside counsel that such reaffirmation or announcement could reasonably be expected to result in a breach of its fiduciary duties under applicable law and unless such reaffirmation or announcement does not require significant delay in the timing of the Company Stockholders' Meeting. The Company shall use its reasonable best efforts (through its agents or otherwise) to solicit from the holders of the Common Stock proxies in favor of the Merger, this Agreement and the transactions contemplated hereby and take all other lawful action reasonably necessary to secure stockholder approval of the Merger, this Agreement and the transactions contemplated hereby.

         (c) The Company shall, as soon as practicable following the date of execution of this Agreement, duly call, give notice of, convene and hold a meeting of all of its shareholders for the purpose of seeking their approval of this Agreement and the Merger (the "Company

                     Agreement and Plan of Merger - Page 19


Stockholders' Meeting"). The Company's Board of Directors, acting upon the recommendation of the Independent Committee, shall recommend to its shareholders that they adopt and approve this Agreement and the Merger and include such recommendation in the Proxy Statement, unless the Independent Committee shall have determined in good faith, after having been advised by outside legal counsel and AH&H, that such recommendation could reasonably be expected to result in a breach of its fiduciary duties under applicable law. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or the withdrawal or modification by either the Company's Board of Directors or the Independent Committee of its approval or recommendation of this Agreement or the Merger.

         (d) Acquisition LLC shall, as soon as practicable following the date of this Agreement, prepare and, together with the Company, file with the SEC the Schedule 13E-3 (provided that the Company and its counsel shall be given opportunity to review and comment on the Schedule 13E-3 prior to its filing with the SEC), and Acquisition LLC, together with the Company, shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Acquisition LLC shall notify the Company of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments to the Schedule 13E-3 or for additional information and shall supply the Company with copies of all correspondence between Acquisition LLC or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3. If at any time prior to the Company Stockholders' Meeting there shall occur any event that should be set forth in an amendment to the Schedule 13E-3, Acquisition LLC shall promptly prepare and, together with the Company, file with the SEC such amendment; provided, that Acquisition LLC shall give the Company and its counsel the opportunity to review all amendments and supplements to the Schedule 13E-3 and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC and the Company shall provide Acquisition LLC with such information about it as may be required to be included in the Schedule 13E-3 or as may be reasonably required to respond to any comment of the SEC.

         SECTION 6.2 No Solicitation.

         (a) Subject to Section 6.2(b), from the date hereof until the Effective Time or termination of this Agreement in accordance with Article VIII hereof, whichever is earlier, neither the Company nor any of its subsidiaries shall, nor shall the Company or any of its subsidiaries, authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly,
(i) solicit, initiate or knowingly take any action to facilitate or encourage any Acquisition Proposal (as defined below) or make any inquiries or make any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party to do or seek to make, or that has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or

                     Agreement and Plan of Merger - Page 20


commitment contemplating or otherwise relating to any Acquisition Proposal. In the event the Company receives any Acquisition Proposal, the Company shall as promptly as practicable notify Acquisition LLC of such receipt and provide Acquisition LLC with the identity of the third party making such Acquisition Proposal and a copy of such Acquisition Proposal or a reasonably detailed written summary setting forth the terms and conditions thereof.

         (b) Notwithstanding the foregoing, the Board of Directors of the Company and/or the Independent Committee, as the case may be, directly or indirectly through investment bankers, accountants, attorneys or other advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party (whether or not such third party has had previous discussions or negotiations with the Company) that, subject to the Company's compliance with Section 6.2(a)(i), makes (and may continue such discussions and negotiations until such third party withdraws) a bona fide Acquisition Proposal that the Independent Committee reasonably and in good faith determines constitutes a Superior Proposal (as defined below), (ii) furnish to such third party nonpublic information relating to the Company or any of its subsidiaries,
(iii) take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise make disclosure to them,
(iv) following receipt of such an Acquisition Proposal, withdraw or modify in a manner adverse to Acquisition LLC its approval or recommendation of this Agreement, the Merger and the transactions contemplated hereby; provided, that the Company has first terminated this Agreement in accordance with Section 8.1(f) below, and/or (v) take any action ordered to be taken by the Company by any court of competent jurisdiction if, in the case of (i), (ii) and (iv) (1) neither the Company nor any of its subsidiaries shall have violated any of the restrictions set forth in Section 6.2(a)(i), (2) the Company's Board of Directors or the Independent Committee, as the case may be, determines in good faith (based on the advice of its outside legal counsel) that the failure to take such action could reasonably be expected to result in a breach of its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any nonpublic information to, or entering into any discussions with, such person or group, (x) the Company gives Acquisition LLC at least one (1) business day's advance written notice of the identity of such person or group and, if and when an Acquisition Proposal has been made, all of the material terms and conditions of such Acquisition Proposal and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group and (y) prior to the disclosure of such information, such third party or group enters into a confidentiality agreement in a form reasonably acceptable to the Independent Committee, prohibiting the disclosure of such nonpublic information, (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Acquisition LLC (to the extent such nonpublic information has not been previously furnished by the Company to Acquisition LLC or is not otherwise available to Acquisition LLC) and (5) the Company keeps Acquisition LLC informed on a prompt basis of the status of any such Acquisition Proposal including notifying Acquisition LLC promptly of any material changes to the terms and conditions of any such Acquisition Proposal. The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of non-public information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

                     Agreement and Plan of Merger - Page 21


Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.2 by any officer, director or employee of the Company or any of its subsidiaries (other than the Principals) or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

         For purposes of this Agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal on terms that the Independent Committee determines in its good faith judgment (based, with respect to consideration payable, after being advised by the Independent Committee's financial advisor) (x) to provide greater value from a financial point of view to the Company's stockholders taken as a whole than the transaction contemplated by this Agreement, (y) to be capable of being consummated, taking into account the person making the proposal and all legal, financial, regulatory and other aspects of the Acquisition Proposal and (z) if financing is necessary in order to consummate such Superior Proposal, to be supported by available financing or a financing commitment letter; provided, however, that any such letter not be subject to any non-traditional conditions (including, without limitation, any due diligence condition or any condition relating to the financial condition or operating results of any party).

         For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal by a third party, other than Acquisition LLC, the Principals or any affiliate thereof, relating to: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license other than in the ordinary course of business, acquisition, or disposition of more than 20% of the consolidated assets of the Company; or (C) any liquidation or dissolution of the Company.

         SECTION 6.3 Access to Information. From the date hereof to the Effective Time, the Company shall, and shall cause its directors, employees, auditors, counsel, financial advisors and other agents, to (a) allow all designated officers, attorneys, accountants and other representatives of Acquisition LLC reasonable access at all reasonable times to its officers, agents, employees, offices, records, files, correspondence, audits and properties, as well as to all information relating to its commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its subsidiaries; (b) furnish to Acquisition LLC and its aforementioned representatives such financial, operating and other data and other information as such persons may reasonably request; and
(c) cooperate reasonably with Acquisition LLC and its investigation of the business of the Company and its subsidiaries. From the date hereof to the Effective Time, Acquisition LLC shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and (b) instruct its officers, counsel

                     Agreement and Plan of Merger - Page 22


and financial advisors of Acquisition LLC to cooperate reasonably with the Company in its investigation of the business of Acquisition LLC. Notwithstanding the foregoing, each of the Company and Acquisition LLC, as the case may be, may restrict the foregoing access to the extent that (a) a contractual confidentiality obligation exists with respect to the information being requested, (b) a Governmental Entity requires restriction of access to any properties or information or (c) any law applicable to the Company requires restriction of access to any properties or information. Acquisition LLC shall, and shall cause its officers, employees, agents, consultants and affiliates to, hold all information obtained pursuant to this Agreement in confidence and in the event of termination of this Agreement for any reason, Acquisition LLC shall promptly return or destroy all nonpublic documents obtained from Company and any copies made of such documents for Acquisition LLC and all documentation and other material prepared by Acquisition LLC based on written nonpublic information furnished by Company or its advisors shall be destroyed. No information or knowledge obtained in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         SECTION 6.4 Public Disclosure. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its outside legal counsel, is obligated to make pursuant to applicable law or regulation of any national securities exchange or national securities quotation system, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

         SECTION 6.5 Reasonable Efforts; Notification.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:
(i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the preparation and filing of the (preliminary and final) Proxy Statement and Schedule 13E-3, (iii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including with respect to antitrust matters, if required) and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iv) the obtaining of all necessary consents, approvals or waivers from third parties, including but not limited to, the holders of all Company Options and Company Warrants, (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity

                     Agreement and Plan of Merger - Page 23


vacated or reversed and (vi) the execution or delivery of any additional instruments and taking of such other actions necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement as may be reasonably requested by the other party to this Agreement. The Company shall further use its commercially reasonable best efforts to obtain all consents, approvals, agreements, extensions or other waivers of rights necessary to ensure that all leases and other Material Contracts of the Company remain in full force and effect for the benefit of the Surviving Corporation after the Effective Time on substantially the same terms and conditions as in effect on the date hereof (without any increase in amounts payable thereunder).

         (b) Each of the Company and Acquisition LLC will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby, (iii) any litigation relating to, involving or otherwise affecting the Company, Acquisition LLC or their respective subsidiaries that relates to the consummation of the transactions contemplated hereby. The Company shall give prompt notice to Acquisition LLC of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Acquisition LLC shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Acquisition LLC to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         SECTION 6.6  Indemnification.

         (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by law, indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided in the Company Charter Documents or individual indemnity agreements in effect on the date hereof; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

         (b) The Company will maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage. Prior to the Effective Time, the Company shall purchase "tail" insurance providing coverage for a period of six (6) years after the Effective Time on substantially the same terms as the current policies of directors' and officers' liability insurance and indemnification maintained by the Company (provided that the Company may substitute therefor policies with reputable and financially sound

                     Agreement and Plan of Merger - Page 24


carriers, which policies provide coverage of the types, in the amounts and containing terms and conditions which are no less advantageous to the beneficiaries thereof than those maintained by the Company) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time.

         (c)      If Surviving Corporation or any of its successors or assigns
(i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made, so that the successors or assigns of the Surviving Corporation or any of their successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 6.6.

         (d) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         SECTION 6.7 Takeover Statutes; Rights Plan. If any takeover statute, including but not limited to, Chapters 110C, 110D, 110E and 110F of the Massachusetts General Laws, or "poison pill" shareholder rights plan is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Acquisition LLC and their respective Board of Directors and Board of Managers shall use reasonable efforts to grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable efforts to act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions or to make such rights plan inapplicable to Acquisition LLC in connection with the Merger and the other transactions contemplated by this Agreement. The Company agrees that on and after the date hereof, it will not adopt any "poison pill" rights plan or any similar anti-takeover plan or take any other action that would impede or prevent completion of the Merger or any of the transactions contemplated by this Agreement.

         SECTION 6.8 Termination of Plans. The Company shall accelerate the final date of Payment Period (as defined in the 1998 Employee Stock Purchase Plan (the "ESPP")) under the ESPP to September 30, 2003, and shall thereafter terminate the ESPP. The Company shall terminate the Company Stock Option Plans on or prior to the Effective Date.

         SECTION 6.9 Transfer Tax. The Company and Acquisition LLC shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer Taxes"). All Transfer Taxes shall be the responsibility of the holders of the Common Stock.

                     Agreement and Plan of Merger - Page 25


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

         SECTION 7.1 Conditions to Obligations of Each Party to Effect the Merger. The obligations of Company and Acquisition LLC to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the parties in accordance with the provisions of Section 9.4 hereof):

         (a) The Company shall have obtained the Company Stockholder Approval approving and adopting this Agreement.

         (b) The Company and the Company's Board of Directors shall have granted such approvals and taken such actions as are necessary to ensure that the Merger and any other transactions contemplated by this Agreement may be consummated on the terms contemplated by this Agreement and otherwise shall have eliminated the effects of any takeover statute, including but not limited to, Chapters 110C, 110D, 110E and 110F of the Massachusetts General Laws, and any regulations promulgated thereunder, on the Merger such other transactions contemplated by this Agreement.

         (c) No preliminary or permanent injunction or other order, decree, statute, rule or regulation shall have been entered and remain in effect by any federal or state court or federal, state, local or other Governmental Entity which prevents the consummation of the Merger or materially changes the terms or conditions of this Agreement.

         (d) All material consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for the filing of the Articles of Merger and any documents required to be filed after the Effective Time.

         (e) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

         SECTION 7.2 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 9.4 hereof):

         (a) Acquisition LLC shall have performed, in all material respects, all of its respective obligations contained herein that are required to be performed by Acquisition LLC at or prior to the Closing Date, and the Company shall have received a certificate of a manager of Acquisition LLC, dated the Closing Date, certifying to such effect.

         (b) The representations and warranties of Acquisition LLC contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a

                     Agreement and Plan of Merger - Page 26


particular date, which shall remain true and correct as of such date) with only such exceptions as would not in the aggregate have a material adverse effect on Acquisition LLC's its ability to perform its obligations hereunder, and the Company shall have received a certificate of a manager of Acquisition LLC, dated the Closing Date, certifying to such effect.

         (c) The Company shall have received, if requested by the Independent Committee, upon the occurrence of a public announcement of an alternative Acquisition Proposal as described in Section 6.1(b)(ii), a reaffirmation of the Fairness Opinion from AH&H if the Independent Committee determines in good faith (based on advice of its outside legal counsel) that the failure to obtain such reaffirmation could reasonably be expected to result in a breach of the Committee's fiduciary duties under applicable law.

         SECTION 7.3 Conditions to Obligations of Acquisition LLC to Effect the Merger. The obligation of Acquisition LLC to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by Acquisition LLC in accordance with the provisions of Section
9.4 hereof):

         (a) There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Acquisition LLC, the Principals or any of their affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries or (iii) seeking to impose limitations on the ability of Acquisition LLC or any Principal to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including, without limitation, the right to vote the Common Stock on all matters properly presented to the shareholders of the Company.

         (b) The Company shall have performed, in all material respects, all of its respective obligations contained herein that are required to be performed by the Company at or prior to the Closing Date, and Acquisition LLC shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect; provided that the Company's performance with its obligations required to be performed by it under this Agreement shall not be a condition to the obligation of Acquisition LLC to effect the Merger where the failure by the Company to so perform or comply is directly attributable in any material respect to any action or inaction on the part of any Principal or its affiliates.

         (c) The representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date) with only such exceptions as would not in the aggregate have a Material Adverse Effect on the Company or where the failure to be true and correct is directly attributable in any material respect to any action or inaction the part of any Principal or its affiliates. Acquisition LLC shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

                     Agreement and Plan of Merger - Page 27



         (d) Acquisition LLC shall have received from the Company certified copies of the resolutions of the Company's Board of Directors, Independent Committee and shareholders approving and adopting this Agreement and the Merger and the transactions contemplated hereby, certifying that such resolutions are in full force and effect and have not been amended, revoked or revised in any respect.

         (e) Acquisition LLC shall have received evidence, in form and substance reasonably satisfactory to it, that all material licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as set forth in Exhibit 7.3(e) have been obtained without, in the case of third parties, the payment or imposition of any costs or additional obligations.

         (f) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

         (g) Each director of the Company other than the Principals and their affiliates shall have resigned from the Company's Board of Directors in writing, effective as of the Effective Time.


                                  ARTICLE VIII

                                   TERMINATION

         SECTION 8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, as set forth below, notwithstanding approval thereof by the stockholders of the Company:

         (a) by mutual written consent of Acquisition LLC and the Company (as agreed to by the Independent Committee) for any reason;

         (b) by either the Company (acting at the direction of the Independent Committee) or Acquisition LLC if there shall be any law or regulation of any competent authority that makes consummation of the Merger illegal or otherwise prohibited or if a court of competent jurisdiction or Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

         (c) by the Company (acting at the direction of the Independent Committee) if (i) the representations and warranties of Acquisition LLC set forth herein (without giving effect to any materiality limitations contained therein) shall fail to be true and correct on a given date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct in the aggregate materially impairs Acquisition LLC's ability to consummate the Merger or (ii) Acquisition LLC shall have failed to perform or comply in all material respects with its obligations, agreements or covenants

                     Agreement and Plan of Merger - Page 28

contained in this Agreement, which failure, in the case of (i) or (ii), is not curable or, if curable, is not cured by the earlier of (x) 30 calendar days after written notice of such failure is given by the Company to Acquisition LLC and (y) the Termination Date;

         (d) by Acquisition LLC if (i) the representations and warranties of the Company set forth herein (without giving effect to any materiality limitations contained therein) shall fail to be true and correct on a given date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) the Company shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure, in the case of (i) or (ii), is not curable or, if curable, is not cured by the earlier of
(x) 30 calendar days after written notice of such failure is given by Acquisition LLC to the Company and (y) the Termination Date; excluding, however, any such breach or failure to perform by the Company that is directly caused in any material respect by any action or inaction on the part of Acquisition LLC or any Principal or any of its affiliates;

         (e) by either Acquisition LLC or the Company (acting at the direction of the Independent Committee), if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

         (f) by the Company (acting at the direction of the Independent Committee), if, prior to the adoption of this Agreement at the Company Stockholders' Meeting, the Board of Directors of the Company, acting upon the recommendation of the Independent Committee, shall have approved a Superior Proposal, but only if prior to termination under this subsection (f) (i) the Company is not then in breach of Section 6.2, (ii) the Company's Board of Directors, acting upon the recommendation of the Independent Committee, shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company shall have notified Acquisition LLC in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications) or otherwise providing a detailed written summary of the Superior Proposal (iii) during the five (5) business day period after the Company's notice: (A) the Company shall have offered to negotiate with, and, if accepted, negotiated in good faith with, Acquisition LLC to attempt to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and (B) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations, the revised proposals made by Acquisition LLC, if any, and the recommendations of the Independent Committee that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal; (iv) such termination is within five (5) business days following the five (5) business day period referred to above, and (v) no termination pursuant to this Section 8.1(f) shall be effective unless the Company shall simultaneously make the payment of the termination fee required by Section 8.4 and certain expenses of Acquisition LLC as required by Section 8.3(b);

                     Agreement and Plan of Merger - Page 29


         (g) by Acquisition LLC, if the Independent Committee (i) shall have withdrawn or modified in a manner adverse to Acquisition LLC its approval of the Merger, this Agreement or the transactions contemplated hereby, (ii) shall have recommended an Acquisition Proposal, (iii) shall have adopted any resolution to effect any of the foregoing or (iv) shall have refused a written request by Acquisition LLC to affirm its approval or recommendation of this Agreement or the Merger in accordance with Section 6.1(b)(ii); or

         (h) by either the Company (acting at the direction of the Independent Committee) or Acquisition LLC, if the Merger has not been consummated on or before the Termination Date (provided, that the right to terminate this Agreement under this Section 8.1(h) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by the Termination Date, it being understood that any breach of this Agreement by the Company without the consent of the Independent Committee and which is directly caused in any material respect by the action or inaction on the part of Acquisition LLC or any Principal or any of its affiliates shall not constitute a breach for purposes of this Section 8.1(h)).

         SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement, except as provided in
Section 9.1, shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, stockholders, members or managers except (i) as set forth in Section 8.3 and 8.4 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

         SECTION 8.3 Fees and Expenses. If the Merger is not consummated, each party will bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. If the Merger is consummated, the Surviving Corporation shall be responsible for the insurance premium provided for in Section 6.6(b) and all of the Company's fees and expenses (including legal, accounting and investment banking fees and expenses).

         SECTION 8.4 Termination Fee. The Company shall pay Acquisition LLC $900,000 if: (i) this Agreement is terminated by the Company pursuant to Section 8.1(f) or by Acquisition LLC pursuant to Section 8.1(g)(ii). Any payment due under this Section 8.4 shall be made concurrently with the termination of this Agreement pursuant to Section 8.1(f) or 8.1(g)(ii), as the case may be, in each case by wire transfer of immediately available funds to an account designated by Acquisition LLC or, if no wire transfer instructions have been provided to the Company by Acquisition LLC, by check.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.1. Effectiveness of Representations, Warranties and Agreements. Except as otherwise provided in this Section 9.1, the representations, warranties and agreements of each

                     Agreement and Plan of Merger - Page 30

party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (including, without limitation, any confidentiality obligations contained herein and Sections 8.1 through 8.4).

         SECTION 9.2. Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made, and shall be effective, on the date such notices, claims, demands or other communications, as the case may be, are delivered to the recipient thereof in person, by a commercial delivery service or by facsimile (receipt confirmed) at the following addresses or facsimile numbers:

         (a)      If to Acquisition LLC:

                           ADS Acquisition Company LLC
                           c/o Atlantic Data Services, Inc.
                           One Batterymarch Park
                           Quincy, MA 02169
                           Attn: Robert W. Howe
                                   Tel: (617) 770-3333
                                   Fax: (617) 689-1105

                  With a copy to:

                           Testa, Hurwitz & Thibeault, LLP
                           125 High Street
                           Boston, MA 02110
                           Attn:   Mitchell S. Bloom, Esq.
                                   Tel: (617) 248-7000
                                   Fax: (617) 248-7100

                  And with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison LLP
                           1285 Avenue of the Americas
                           New York, NY 10019-6064
                           Attn:  Douglas A. Cifu, Esq.
                                  Tel:  (212) 373-3436
                                  Fax:  (212) 757-3990

                     Agreement and Plan of Merger - Page 31



         (b)      If to the Company:

                           Members of the Independent Committee
                           of the Board of Directors
                           Atlantic Data Services, Inc.
                           One Batterymarch Park
                           Quincy, MA 02169
                           Attn: Richard D. Driscoll, Chairman
                                   Tel: (617) 770-3333
                                   Fax: (617) 689-1105

                  With a copy to:

                           McDermott, Will & Emery
                           28 State Street
                           Boston, MA 02109-1775
                           Attn:   John J. Egan III, P.C.
                                   Tel: (617) 535-4040
                                   Fax: (617) 535-3800

or to such other addresses as the person to whom such notice is given may have previously furnished to the others in writing in the manner set forth above.

         SECTION 9.3. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Independent Committee (in the case of the Company) and the Board of Managers of Acquisition LLC (in the case of Acquisition LLC) at any time prior to the Effective Time; provided, however, that, after obtaining Company Stockholder Approval, if necessary, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 9.4. Waiver. At any time prior to the Effective Time and to the extent legally permitted, any party hereto may, with respect to the other party (with the consent of the Independent Committee in the case of the Company) hereto, (a) extend the time for the performance of any of the obligations or other acts (except to the extent prohibited by law), (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the provisions in Section 9.3, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. All interpretations of or actions by the Company in respect of this Agreement shall be under the direction of, and shall require the approval of the Independent Committee.

                     Agreement and Plan of Merger - Page 32


         SECTION 9.5  Interpretation; Certain Defined Terms.

         (a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. References to this Agreement include all Schedules and Exhibits attached hereto.

         (b) For purposes of this Agreement, the terms "knowledge" or "knows" mean with respect to a party hereto, with respect to any matter in question, that any of the officers (or, with respect to foreign entities, persons performing similar functions) of such party has actual knowledge of such matter, after reasonable inquiry of such matter.

         (c) For purposes of this Agreement, the terms "Material Adverse Change" or "Material Adverse Effect" when used in connection with an entity shall mean any change, event, circumstance, occurrence or effect that either individually or in the aggregate with all other such changes, events, circumstances, occurrences and effects is materially adverse or may reasonably be expected to be materially adverse to the business, properties, financial condition, assets, including intangible assets, prospects, capitalization or results of operations of such entity and its direct and indirect subsidiaries taken as a whole, or the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect; provided, that the following shall not be taken into account in determining whether there has been or would be a material adverse change or effect: (i) any adverse change or effect resulting from the announcement or pendency of the Merger and (ii) any adverse change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board; (iii) compliance with the terms of this Agreement, (iv) the taking of any action by the Company that has been approved in writing by Acquisition LLC or is directly attributable in any material respect to any action or inaction on the part of any Principal or its affiliates, (v) any adverse change in the stock price of the Company; (vi) any shortfall in actual quarterly earnings of the Company as compared with previously announced projected quarterly earnings or (vii) any change, event, circumstance, development or effect resulting from a breach of this Agreement by Acquisition LLC.

         (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

         (e) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests, the holders of

                     Agreement and Plan of Merger - Page 33

which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

         (f) For purposes of this Agreement, "Termination Date" means December 31, 2003.

         SECTION 9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         SECTION 9.7 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Statutory Appraisal Provisions, Company Disclosure Schedule and Acquisition LLC Disclosure Schedule attached hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Sections
2.5 and 6.6.

         SECTION 9.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto, unless the parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         SECTION 9.9 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 9.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that

                     Agreement and Plan of Merger - Page 34


ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         SECTION 9.12 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Acquisition LLC may assign all or any of its rights hereunder to any of its affiliates provided that no such assignment shall relieve Acquisition LLC of its obligations hereunder. Except as described in the immediately preceding sentence, any purported assignment without the written consent of the parties hereto shall be void. Subject to the foregoing, this Agreement shall bind, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.


                                   * * * * *

                     Agreement and Plan of Merger - Page 35


         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.


                                        ATLANTIC DATA SERVICES, INC.


                                        By:  /s/ Paul K. McGrath
                                            ------------------------------------
                                        Name: Paul K. McGrath
                                        Title: Treasurer


                                        By: /s/ William H. Gallagher
                                            ------------------------------------
                                        Name: William H. Gallagher
                                        Title: President


                                        ADS ACQUISITION COMPANY LLC


                                        By: /s/ Robert W. Howe
                                            ------------------------------------
                                        Name: Robert W. Howe
                                        Title: Manager


                                        ADS PARENT ACQUISITION LLC


                                        By: /s/ Robert W. Howe
                                            ------------------------------------
                                        Name: Robert W. Howe
                                        Title: Manager

                     Agreement and Plan of Merger - Page 36


                                   SCHEDULE A

----------------------------------------------------------------------------------------
                                                     Shares
Principal                                      to be Cashed-Out         Principal Shares
----------------------------------------------------------------------------------------
General Atlantic Partners II, L.P.                 2,496,193                607,887
----------------------------------------------------------------------------------------
GAP Coinvestment Partners, L.P.                       16,887                  4,113
----------------------------------------------------------------------------------------
William H. Gallagher                               1,003,800              1,224,000
----------------------------------------------------------------------------------------
Robert W. Howe                                       928,800              1,224,000
----------------------------------------------------------------------------------------
Lee M. Kennedy                                       660,000                340,000
----------------------------------------------------------------------------------------
ADS Parent Acquisition LLC                                 0                      0
----------------------------------------------------------------------------------------